Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer / Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206(Rob)
dbronicki@ormat.com	tfromer@kcsa.com/rfink@kcsa.com

Ormat Technologies, Inc. provides information on closing of transaction involving shares of its parent entity.

Reno, Nev., May 23, 2012 — Ormat Technologies, Inc. (NYSE: ORA) announced today that it has been informed by Ormat Industries, Ltd., its parent entity (“Ormat Industries”), that the transaction by and among Bronicki Investments Ltd. (“BIL”), the controlling shareholder of Ormat Industries, and FIMI ENRG Limited Partnership, a newly formed Israeli partnership and FIMI ENRG, a newly formed Delaware partnership, both controlled by FIMI Opportunity IV (collectively, “FIMI”), to sell part of BIL’s interest in Ormat Industries, previously announced on March 16, 2012, was successfully consummated on May 22, 2012. Ormat Industries provided the following additional information:

BIL sold to FIMI 13,715,934 shares of 1 NIS each, constituting approximately 11.7% of the issued and outstanding shares of Ormat Industries, at a price per share of 21.67 NIS for a total purchase price of approximately 297 million NIS.

Following consummation of the transaction, each of BIL and FIMI now holds 22.499% of the issued and outstanding stock of Ormat Industries and the parties collectively own 44.999% of the issued and outstanding stock of Ormat Industries.

As a result of the BIL FIMI transaction, and following its consummation, the following individuals have been appointed as Directors to the Board of Directors of Ormat Technologies:

Gillon Beck, a senior partner in FIMI, who will be the chairman of the Board of Directors of Ormat Technologies

Ami Boehm

David Granot

Robert E. Joyal

These new Directors join Mrs/Messrs Dita Bronicki, Yoram Bronicki, Dan Falk, and Robert Clark who continue to serve as Directors of Ormat Technologies.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1430 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States – Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3, OREG 4 and Tuscarora; in Guatemala – Zunil and Amatitlan; in Kenya – Olkaria III; and, in Nicaragua – Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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